Exhibit 10.11

AMENDMENT TO THE

2009 EQUITY INCENTIVE PLAN

OF SUPERTEX, INC.

This amendment amends the 2009 Equity Incentive Plan (the “Plan”) of Supertex, Inc., a California corporation (the “Company”), as amended to date. Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning afforded such term under the Plan.

W I T N E S S E T H:

WHEREAS, pursuant to Section 19(b) of the Plan, the Board of Directors of the Company (the “Board of Directors”) may amend the Plan; and

WHEREAS, pursuant to resolutions duly adopted by the Board of Directors effective as of February 7, 2014, the Board of Directors determined it to be in the best interests of the Company to confirm, approve and adopt an amendment to the Plan that provides for full acceleration upon a “Change of Control” of the non-statutory stock options automatically granted to each “Outside Director” upon the first business day following his or her initial election or appointment to the Board and thereafter upon the first business day following the conclusion of each regular annual meeting of the Company’s shareholders (with the terms in quotation marks as defined in the Plan) .

NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:

1.	The last sentence of Section 4(b)(iii) shall be amended and replaced in its entirety with the following:

“Notwithstanding the foregoing, each such Option shall become vested in full if a Change in Control occurs with respect to the Company during the Optionee’s Service.”

2.	To record the adoption of this Amendment to the Plan by the Board of Directors as of the date set forth in the recitals above, the Company has caused its authorized officer to execute the same.

SUPERTEX, INC., a California corporation

/s/ Henry C. Pao
Henry C. Pao, Chief Executive Officer